CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 9, 2001, relating to the financial statements and financial highlights which appears in the September 30, 2001 Annual Report to Shareholders of the CDC Nvest Star Growth Fund (formerly Kobrick Capital Fund) and CDC Nvest Large Cap Growth Fund (formerly Kobrick Growth Fund), each a series of CDC Nvest Funds Trust I (formerly CDC Kobrick Investment Trust) and Kobrick Emerging Growth Fund, a series of CDC Kobrick Investment Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Fund Performance" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP /s/
PricewaterhouseCoopers LLP
Boston, Massachusetts
November 15, 2001